Exhibit 99.1

NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES INCREASE IN QUARTERLY
AND SIX MONTH EARNINGS

Aiken, South Carolina (July 25, 2016) - Security Federal Corporation ("Company") (OTCBB:SFDL), the holding company for Security Federal Bank ("Bank"), today announced results for the quarter and six month periods ended June 30, 2016. Net income available to common shareholders increased $43,000 or 3.0% to $1.5 million or $0.49 per common share (basic) for the quarter ended June 30, 2016, compared to $1.4 million or $0.48 per common share (basic) for the quarter ended June 30, 2015. The increase in earnings was the result of increases in net interest income and non-interest income offset by an increase in non-interest expense.

The Company's net interest spread increased 23 basis points to 3.37% for the quarter ended June 30, 2016, compared to 3.14% for the same quarter in 2015. The improvement in net interest spread was achieved through lower cost of funds as total interest expense decreased $200,000 or 18.7% to $868,000 for the quarter ended June 30, 2016 compared to $1.1 million for the same quarter in 2015. Consistent with the increase in interest spread, net interest income increased $307,000 or 5.1% to $6.3 million for the quarter ended June 30, 2016, compared to $6.0 million for the quarter ended June 30, 2015. There was no provision for loan losses recorded by the Company during the quarters ended June 30, 2016 and 2015. The Company had net recoveries of $122,000 for the quarter ended June 30, 2016 compared to net charge-offs of $123,000 for the comparable quarter in 2015.

For the six months ended June 30, 2016, net income available to common shareholders increased $255,000 or 9.1% to $3.1 million or $1.04 per common share (basic), compared to net income available to common shareholders of $2.8 million or $0.95 per common share (basic) for the same period in 2015. The increase in earnings for the six month period is primarily the result of an increase in net interest income after the provision for loan losses combined with a decrease in non-interest expense, offset by a decrease in non-interest income.

The Company's net interest spread increased 26 basis points to 3.33% for the six months ended June 30, 2016 compared to 3.07% for the same period in 2015. The improvement in net interest spread was achieved through lower cost of funds as total interest expense decreased $454,000 or 20.3% to $1.8 million for the six months ended June 30, 2016 compared to $2.2 million for the six months ended June 30, 2015. Consistent with the increase in net interest spread, net interest income increased $597,000 or 5.1% to $12.4 million for the six months ended June 30, 2016, compared to $11.8 million for the same period in 2015.
There was no provision for loan losses recorded by the Company during the six months ended June 30, 2016 compared to $100,000 for the same period in 2015. The decrease in the provision for loan losses was the result of an increase in recoveries combined with a decrease in non-performing assets.  The Company had net recoveries of $120,000 for the six months ended June 30, 2016 compared to net charge-offs of $662,000 for the six months ended June 30, 2015. The allowance for loan losses was $8.4 million or 2.5% of gross loans receivable at June 30, 2016 compared to $8.3 million or 2.5% of gross loans receivable at December 31, 2015.  Non-performing assets decreased $2.9 million or 25.9% to $8.4 million at June 30, 2016 from $11.4 million at December 31, 2015. At June 30, 2016, the ratio of non-performing assets to total assets was 1.04%, a decrease of 38 basis points from 1.42% at December 31, 2015.

Non-interest income decreased $747,000 or 18.5% to $3.3 million for the six months ended June 30, 2016 from $4.0 million for the same period in 2015. The decrease was primarily the result of a $1.3 million decrease in net gain on sale of investment securities, partially offset by a $265,000 increase in grant income. In 2016, the Bank received the grant from the Bank Enterprise Award Program in recognition of its investment in certain distressed communities.

Non-interest expense increased $358,000 or 6.7% to $5.7 million for the three months ended June 30, 2016 compared to $5.3 million for the three months ended June 30, 2015.  The increase was primarily due to an increase in prepayment penalties on Federal Home Loan Bank ("FHLB") advances. The Bank prepaid $3.0 million in FHLB advances and incurred $281,000 in prepayment penalties during the three months ended June 30, 2016 compared to none during the same period in 2015.

Non-interest expense decreased $361,000 or 3.1% to $11.2 million for the six months ended June 30, 2016 compared to $11.6 million for the six months ended June 30, 2015.  The decrease was primarily due to a $674,000 net gain on the operation of other real estate owned ("OREO") during the six months ended June 30, 2016. The majority of the net gain was related to the sale of one OREO property in February 2016, which resulted in a $739,000 gain that was recorded as an offset to the cost of operating OREO properties during the six month period. Prepayment penalties on FHLB advances decreased to $529,000 for the six months ended June 30, 2016 compared to $788,000 for the same period in 2015. The Bank prepaid $8.0 million in FHLB advances during the six months ended June 30, 2016 compared to $15.0 million during the same period in 2015 in order to reduce interest expense in future periods and improve net interest spread.

Total assets increased $11.0 million or 1.4% to $810.7 million at June 30, 2016 from $799.7 million at December 31, 2015. Net loans receivable increased $4.5 million or 1.4% to $335.0 million at June 30, 2016 from $330.6 million at December 31, 2015.  Investment and mortgage-backed securities increased $11.1 million or 2.7% to $416.5 million at June 30, 2016 from $405.4 million at December 31, 2015.  Total deposits increased $5.5 million or 0.8% to $657.6 million at June 30, 2016 compared to $652.1 million at December 31, 2015. FHLB advances, other borrowings, convertible senior debentures and subordinated debentures decreased $2.6 million or 4.9% to $49.7 million at June 30, 2016 from $52.3 million at December 31, 2015.

Security Federal Bank has 14 full service branch locations in Aiken, Ballentine, Clearwater, Columbia, Graniteville, Langley, Lexington, North Augusta, Wagener and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank's wholly owned subsidiary, Security Federal Insurance, Inc.

The Bank held a groundbreaking ceremony on March 31, 2016 for its newest branch in Evans, Georgia. This new location, scheduled for opening in early 2017, will be a full-service branch offering depository banking as well as commercial, personal and mortgage lending.

For additional information contact Jessica Cummins, Chief Financial Officer, at (803) 641-3000.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company's mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  The Company's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; economic conditions in the Company's primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; legislative or regulatory changes that adversely affect the Company's business including changes in regulatory policies and principles, and changes related to the Basel III requirements, the impact of the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations, including the interpretation of regulatory capital or other rules; the ability to attract and retain deposits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2015.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  The Company undertakes no responsibility to update or revise any forward-looking statement.

SECURITY FEDERAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
(In Thousands, except for Earnings per Share and Ratios)

INCOME STATEMENT HIGHLIGHTS

	Quarter Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Total interest income	$7,173	$7,066	$14,158	$14,015

Total interest expense	868	1,068	1,787	2,241

Net interest income	6,305	5,998	12,371	11,774

Provision for loan losses	0	0	0	100

Net interest income after
provision for loan losses	6,305	5,998	12,371	11,674

Non-interest income	1,464	1,387	3,292	4,039

Non-interest expense	5,693	5,335	11,229	11,590

Income before income taxes	2,076	2,050	4,434	4,123

Provision for income taxes	510	527	1,151	1,095

Net income	$1,566	$1,523	$3,283	$3,028

Preferred stock dividends	110	110	220	220

Net income available to common shareholders	$1,456	$1,413	$3,063	$2,808

Earnings per common share (basic)	$0.49	$0.48	$1.04	$0.95

Earnings per common share (diluted)	$0.47	$0.46	$0.99	$0.91

	BALANCE SHEET HIGHLIGHTS

	June 30, 2016	December 31, 2015%

Total assets	$810,698	$799,728	1.4%

Cash and cash equivalents	8,883	8,382	6.0%

Total loans receivable, net	335,036	330,573	1.4%

Investment & mortgage-backed securities	416,462	405,387	2.7%

Deposits	657,602	652,097	0.8%

Borrowings	49,734	52,291	-4.9%

Shareholders' equity	97,557	90,967	7.2%

Book value per share	$25.65	$23.41	9.6%

Total risk based capital ratio (1)	22.88%	23.72%	-3.5%

Common equity tier one ratio (1)	21.62%	22.46%	-3.7%

Non performing assets	8,448	11,395	-25.9%

Non performing assets to total assets	1.04%	1.42%	-26.9%

Allowance as a percentage of gross loans,
held for investment	2.46%	2.46%	0.0%
(1)- This ratio is calculated using Bank only information and not consolidated information